Exhibit 10.1

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT, dated as of March 16, 2021 (this “Agreement”), is by and among Washington Prime Group, L.P., an Indiana limited partnership (the “Operating Partnership”), and the Forbearing Holders party hereto. Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned thereto in the Indenture (as defined below).

WHEREAS, reference is made to (a) the Indenture, dated as of March 24, 2015 (as supplemented or otherwise modified prior to the date hereof, the “Base Indenture”), between the Operating Partnership and U.S. Bank National Association, as trustee, registrar, paying agent and transfer agent (the “Trustee”), (b) the Second Supplemental Indenture, dated as of August 4, 2017 (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Operating Partnership and the Trustee, and (c) the Operating Partnership’s 5.950% Notes due 2024 (the “2024 Securities”) issued under the Indenture;

WHEREAS, (a) the Operating Partnership, Bank of America, N.A., as collateral and administrative agent, and certain lenders are party to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 22, 2018 (as amended, supplemented or otherwise modified on or prior to the date hereof, including by that certain Amendment No. 1, dated August 13, 2020, the “Bank of America Credit Agreement”); (b) the Operating Partnership, PNC Bank, National Association, as administrative agent, and certain lenders are party to that certain Term Loan Agreement, dated as of December 10, 2015 (as amended, supplemented or otherwise modified on or prior to the date hereof, including by that certain Amendment No. 1 to Term Loan Agreement, dated January 22, 2018, and that certain Amendment No. 2 to Term Loan Agreement, dated as of August 13, 2020, the “PNC Credit Agreement”); and (c) the Operating Partnership, WTM Stockton, LLC, The Huntington National Bank, as administrative agent, and certain lenders are party to that certain Senior Secured Term Loan Agreement, dated as of June 8, 2016 (as amended, supplemented or otherwise modified on or prior to the date hereof, including by that certain First Amendment and Waiver to Senior Secured Term Loan Agreement, dated as of December 23, 2016, that certain Second Amendment and Waiver to Senior Secured Term Loan Agreement, dated as of April 10, 2018, and that certain Third Amendment to Senior Secured Term Loan Agreement, dated as of August 13, 2020, the “Huntington Credit Agreement”, and together with the Bank of America Credit Agreement and the PNC Credit Agreement, the “Other Debt Documents”);

WHEREAS, on February 15, 2021, the Operating Partnership failed to make an interest payment with respect to the 2024 Notes due and owing under Section 307 of the Base Indenture and Section 2.3(c) of the Second Supplemental Indenture, which failure, unless otherwise waived or cured, will, following any applicable grace period, give rise to an Event of Default under Section 501(1) of the Base Indenture (the “Specified Default”); provided that additional Events of Default under the Base Indenture or the Second Supplemental Indenture may be designated as a Specified Default upon specific designation as such (including via e-mail) from Forbearing Holders owning more than 50.0% of the aggregate principal amount of the outstanding 2024 Securities (the “Threshold Holders”), and following such designation, shall be included in the Specified Default;

WHEREAS, upon the occurrence, and during the continuance, of the Specified Default (following the giving of any applicable notice and the expiration of any cure period specified in the Indenture), the Trustee (at the request, or with the consent, of Holders (as defined in the Indenture) of at least 25% in aggregate principal amount of the outstanding 2024 Securities) is entitled to exercise all rights and remedies under the Indenture (to the extent any such Specified Default becomes an Event of Default) as set forth in Article 5 of the Base Indenture (including the exercising rights of set off and conversion) or applicable law (collectively, all such rights and remedies the “Rights and Remedies”); and

WHEREAS, the Operating Partnership has requested that the Forbearing Holders executing this Agreement (constituting the Threshold Holders) agree to forbear in the exercise of their Rights and Remedies solely to the extent arising from the occurrence and continuation of the Specified Default, subject to the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I.  ACKNOWLEDGMENTS

1.01    Acknowledgments. The Operating Partnership hereby acknowledges and agrees, upon execution and delivery of this Agreement, subject to the terms set forth herein, that:

(a)    The Specified Default would constitute an Event of Default under the Indenture (upon the expiration of any cure period);

(b)    The Operating Partnership hereby ratifies and affirms (as of the date hereof) the Indenture and the 2024 Securities owing thereunder and acknowledges (as of the date hereof) that the Indenture is in full force and effect. The Operating Partnership agrees that the Indenture constitutes a valid and binding obligation and agreement of the Operating Partnership enforceable against the Operating Partnership in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and by general principles of equity and principles of good faith and fair dealing;

(c)    Except as specifically set forth in this Agreement, the Forbearing Holders have not waived, released or compromised, do not hereby waive, release or compromise, and may never waive, release or compromise any events, occurrences, acts, or omissions that may constitute or give rise to any defaults or Events of Default (including, for the avoidance of doubt, the Specified Default) that existed or may have existed, or may presently exist, or may arise in the future, nor does any Holders waive any Rights and Remedies. The Operating Partnership acknowledges that the Threshold Holders have made no representations as to what actions, if any, they will take after the Forbearance Period, and each Forbearing Holder hereby specifically reserves any and all rights, remedies, and claims it has (after giving effect to this Agreement) with respect to the Specified Default and any other default and/or Events of Default that may occur;

(d)    The execution and delivery of this Agreement shall not, except as otherwise specifically set forth herein: (i) constitute an extension, modification, or waiver of any aspect of the Indenture; (ii) extend the maturity of the 2024 Securities or the due date of any payment or performance of any 2024 Securities or other obligations under the Indenture or payable in connection with the Indenture; (iii) give rise to any obligation on the part of the Holders to extend, modify or waive any term or condition of the Indenture; (iv) establish any course of dealing with respect to the Indenture; or (v) give rise to any defenses or counterclaims to the right of the Holders to compel payment of the 2024 Securities as provided for in the Indenture or otherwise enforce their rights and remedies set forth in the Indenture after the Termination Date (as defined below);

(e)    The running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Trustee and/or any Holder may be entitled to take or bring in order to enforce its rights and remedies against the Operating Partnership are, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period; and

(f)    The Forbearing Holders’ agreement to forbear from the exercise of their Rights and Remedies solely as to the Specified Default, and to perform as provided herein, shall not, except as expressly provided herein, invalidate, impair, negate or otherwise affect the Trustee’s or Holders’ ability to exercise their Rights and Remedies under the Indenture or otherwise.

SECTION II.  FORBEARANCE

2.01    Forbearance. In consideration of the Operating Partnership’s agreement of timely compliance with the terms of this Agreement, and in reliance upon the representations, warranties, agreements and covenants of the Operating Partnership set forth herein, subject to the satisfaction of each of the conditions precedent to the effectiveness of this Agreement, from the Agreement Effective Date (as defined below) until the Termination Date (as defined below), each Forbearing Holder (severally and not jointly) hereby agrees to forbear, and instruct the Trustee to do the same (collectively, the “Forbearance”), from exercising any of the Rights and Remedies with respect to the Specified Default. For the avoidance of doubt, during the Forbearance Period (as defined below), each Holder agrees that it (individually or collectively) will not deliver any notice or instruction to the Trustee directing the Trustee, in each case, to exercise any of the Rights and Remedies under the Indenture or applicable law against the Operating Partnership with respect to the Specified Default.

2.02    Forbearance Period. The Forbearance shall commence on the Agreement Effective Date (as defined below) and continue until the earlier of (a) March 31, 2021 at 11:59 p.m. New York City time and (b) notice from the Threshold Holders following the date on which any Event of Termination (as defined below) shall have occurred (the earlier of (a) and (b), the “Termination Date” and the period commencing on the Agreement Effective Date and ending on the Termination Date, the “Forbearance Period”); provided, that the Forbearance Period may be extended by confirmation (including via e-mail) from the Threshold Holders (or from authorized counsel on behalf of such Threshold Holders). Upon the Termination Date, the Forbearance Period shall immediately and automatically terminate and have no further force or effect, and each of the Holders shall be released from any and all obligations and agreements under this Agreement and shall be entitled to exercise any of the Rights and Remedies as if this Agreement had never existed, and all of the Rights and Remedies shall be available without restriction or modification, as if this Agreement had not been effectuated.

SECTION III.  EVENTS OF TERMINATION.

3.01    Events of Termination. The Forbearance Period shall automatically terminate immediately upon the occurrence of any of the following events (each, an “Event of Termination”):

(a)    the failure of the Operating Partnership to comply with any term, condition or covenant expressly set forth in this Agreement, including, without limitation, the covenants in Section IV of this Agreement, unless (a) the Threshold Holders, in their sole discretion, grant a cure period for compliance with such term, condition or covenant (including via e-mail) (in which case the Forbearance Period shall terminate if the Operating Partnership does not comply by the expiration of the cure period) or (b) the Operating Partnership’s failure to comply is otherwise waived by the Threshold Holders (including via e-mail);

(b)    the occurrence of an Event of Default under the Indenture, other than the Specified Default;

(c)    the occurrence of any “Event of Default” under any of the Other Debt Documents (in each case as such terms (or any comparable terms) are defined in such Other Debt Documents, as applicable), in each case that is not subject to a forbearance under the Other Forbearance Agreements;

(d)    a breach by the Operating Partnership, Washington Prime Group, an Indiana corporation (“WPG”), or any of their Subsidiaries or Affiliates (as such terms are defined in the Indenture) of any covenant or other provision of any forbearance agreement entered into in connection with any Specified Default (or related cross-defaults) under the Other Debt Documents (the “Other Forbearance Agreements”) or the termination of the forbearance period under any of the Other Forbearance Agreements;

(e)    any representation or warranty contained in this Agreement shall be incorrect in any material respect as of the date hereof; provided that if any such representation or warranty is qualified by or subject to a materiality qualification, such representation or warranty shall be true and correct in all respects;

(f)    the enforcement of any rights or remedies under (i) any of the Other Debt Documents and/or (ii) any of the Other Forbearance Agreements; and

(g)    entry into any restructuring support agreement, debtor-in-possession financing, plan of reorganization or similar agreement by the Operating Company, WPG or any of their Subsidiaries or Affiliates, in each case without the consent of the Threshold Holders, acting in their sole discretion.

SECTION IV.  OTHER AGREEMENTS

4.01    Compliance with Indenture. During the Forbearance Period, the Operating Partnership shall comply with all obligations, limitations, restrictions or prohibitions that would otherwise be effective or applicable under the Indenture, including any obligations, limitations, restrictions or prohibitions that would otherwise be effective or applicable during the continuance of any Event of Default.

4.02    Other Debt Documents. Notwithstanding any other provision of the Indenture, during the Forbearance Period, without the express prior written consent of the Threshold Holders, the Operating Partnership shall not and shall cause its Subsidiaries not to terminate, enter into, amend, restate, amend and restate, supplement or otherwise modify any of the Other Debt Documents.

4.03    Payment of Expenses; Engagement Letters. The Operating Partnership agrees to (a) pay and/or reimburse all amounts due and owing, or that may become due and owing, under the fee or engagement letters between the Borrower or WPG and advisors to the Borrower’s creditors (the “Creditor Advisors”) on mutually agreed terms and (b) to execute (or, if applicable, cause WPG to execute) written acceptances of fee and/or engagement letters with additional Creditor Advisors on terms to be mutually agreed within seven days of the later of (x) the Agreement Effective Date and (y) the date of receipt by the Operating Partnership of the last such letter.

4.04    Information Rights. During the Forbearance Period, the Operating Partnership shall (a) promptly comply with all reasonable requests by the Trustee, the Threshold Holders, Davis Polk and/or Evercore to provide information with respect to any of its operations, prospects, assets and properties or the operations, prospects, assets and properties of any of its Subsidiaries and (b) shall provide to Davis Polk and/or Evercore all information with respect to its operations, prospects, assets and properties and the operations, prospects, assets and properties of any of its Subsidiaries that it provides to its creditors pursuant to or in connection with the Other Forbearance Agreements, substantially at the same time as such information is provided to such other creditors.

4.05    Financial Information. The Operating Partnership shall provide to the Forbearing Holders (with a copy to Davis Polk and Evercore) no later than 5:00 p.m. (New York time) on each Thursday during the Forbearance Period: (a) an updated 13-week statement of projected receipts and disbursements, which shall cover the 13-week period beginning with the then following calendar week (each such statement, a “Rolling 13-Week Cash Flow Forecast”), (b) a report showing actual receipts and disbursements through the prior week, including a variance report showing the variance, on a line item basis, to the immediately prior Rolling 13-Week Cash Flow Forecast, and (c) a report showing actual and current balances in any and all bank accounts (each such report, an “Account Balance Report”).

4.06    Employment Agreements; Compensation. During the Forbearance Period, the Operating Partnership shall not, without the consent of the Threshold Holders, commence, enter into or make or implement any amendment, waiver, supplement or other modification to any employment agreement or employee compensation plan or pay or cause to be paid any amount contemplated by such agreements or plans before the date on which such amount becomes due and payable pursuant to the terms of the such agreements or plans, as applicable.

4.07    Release. In consideration of, among other things, the Forbearance provided for herein, the Operating Partnership (on its own behalf and on behalf of its Subsidiaries) forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, rights of setoff and recoupment), causes of action, demands, suits, costs, expenses and damages that it now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against the Trustee and/or any Forbearing Holder (in their respective capacities as such) and any of their respective Subsidiaries and Affiliates, and each of their respective successors, assigns, officers, directors, employees, agents, attorneys and other advisors or representatives (collectively, the “Released Parties”); provided that in each case such claim is based in whole or in part on facts, events or conditions, whether known or unknown, existing on or prior to the date hereof and which arise out of or are related to this Agreement, the Indenture, or the 2024 Securities (collectively, the “Released Claims”). The Operating Partnership (on its own behalf and on behalf of its Subsidiaries) expressly acknowledges and agrees that it waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of U.S. common law, that would otherwise limit a release or discharge of any unknown Released Claims pursuant to this Section 4.07. The Operating Partnership further agrees to refrain from, and to cause its Subsidiaries to refrain from, commencing, instituting or prosecuting, or supporting any Person (as defined in the Indenture) that commences, institutes, or prosecutes, any lawsuit, action or other proceeding against any and all Released Parties with respect to any and all Released Claims.

4.08    Certain Restricted Payments. The Operating Partnership will not, during the Forbearance Period, make any Restricted Payments (a) in respect of preferred equity interests of WPG or the Operating Partnership, other than pursuant to Section 10.12(d)(i)(B) of the PNC Credit Agreement and other than exchanges of Equity Interests of the Operating Partnership for common shares of WPG or (b) in respect of any Equity Interests held by current employees or members of the board of directors of WPG or the Operating Partnership. For the avoidance of doubt and notwithstanding anything set forth in the Indenture, (x) WPG shall not be prohibited from paying compensation in the ordinary course of business pursuant to agreements in effect as of the Agreement Effective Date (including, for the avoidance of doubt, employee retention plans) including under any equity incentive plans in effect as of the Agreement Effective Date and (y) the Operating Company shall be permitted to exchange its equity interests for common shares of WPG. For purposes hereof, “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Operating Partnership or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to the Operating Partnership’s stockholders, partners or members (or the equivalent Person thereof) other than the payment of compensation in the ordinary course of business to holders of any such equity interests who are employees of the Operating Partnership or any Subsidiary and other than payments of intercompany indebtedness permitted under the Indenture.

SECTION V.  REPRESENTATIONS AND WARRANTIES

In consideration of the foregoing agreements, the Operating Partnership hereby represents and warrants to the Trustee and each Forbearing Holder, as follows:

5.01    Organization; Powers.

(a)    The Operating Partnership: (i) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Indiana, (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would have or is reasonably likely to have a material adverse effect, and (iii) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of this Agreement.

(b)    WPG: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, (ii) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would have or is reasonably likely to have a material adverse effect, and (iii) has all requisite corporate power and authority to own, operate, and encumber its property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of this Agreement.

5.02    Authority.

(a)    WPG has the requisite power and authority to execute, deliver and perform this Agreement on behalf of the Operating Partnership. WPG is the Person who has executed this Agreement on behalf of the Operating Partnership and is the sole general partner of the Operating Partnership.

(b)    The execution, delivery and performance of this Agreement is within the Operating Partnership’s partnership powers, have been duly authorized by all necessary partnership or other organizational action (and, in the case of WPG acting on behalf of the Operating Partnership in connection therewith, all necessary corporate action of WPG) and such authorization has not been rescinded. No other partnership or corporate action or proceedings on the part of the Operating Partnership or WPG is necessary to consummate this Agreement;

(c)    This Agreement has been duly executed and delivered on behalf of the Operating Partnership and (assuming the due execution and delivery of the other parties hereto) constitutes a legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a proceeding of equity or at law.

5.03    No Conflict. The execution, delivery and performance of this Agreement does not and will not: (a) conflict with the organizational documents of the Operating Partnership or any Subsidiary of the Operating Partnership, (b) constitute a tortious interference with any contractual obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any requirement of law or contractual obligation of the Operating Partnership, WPG, any Subsidiary of the Operating Partnership, or any general or limited partner of any Subsidiary of the Operating Partnership, or require termination of any such contractual obligation which may subject the Trustee or any of the other Holders to any liability, (c) result in or require the creation or imposition of any lien whatsoever upon any of the property or assets of the Operating Partnership, WPG, any Subsidiary of the Operating Partnership, or any general partner or limited partner of any Subsidiary of the Operating Partnership, or (d) require any approval of shareholders of WPG or any general partner (or equity holder of any general partner) of any Subsidiary of the Operating Partnership.

5.04    Defaults. As of the Agreement Effective Date, no Event of Default, “Potential Event of Default” or default (other than the Specified Default) under the Indenture and/or any Other Debt Document (in each case as such terms (or any comparable terms) are defined in such Other Debt Documents, as applicable) has occurred and is continuing or will result from the consummation of the transactions contemplated by this Agreement.

SECTION VI.  MISCELLANEOUS

6.01    Condition Precedent to Effectiveness of this Agreement. This Agreement and the Forbearance shall become effective upon satisfaction or waiver of each of the following conditions (the date on which such condition is satisfied or waived, the “Agreement Effective Date”):

(a)    the parties to this Agreement receiving counterparts of this Agreement duly executed by (i) the Operating Partnership and (ii) the Forbearing Holders, who collectively constitute the Threshold Holders; and

(b)    entry into each of the Other Forbearance Agreements, which shall be in form and substance acceptable to the Threshold Holders, acting in their sole discretion.

6.02    Notice of Default. The Operating Partnership shall provide notice to the Trustee, as soon as possible but in any event within one Business Day of obtaining knowledge of the occurrence of any Event of Termination, which notice shall state that such event occurred and set forth, in reasonable detail, the facts and circumstances that gave rise to such event. Such notice shall be delivered to:

U.S. National Association

10 W. Market Street, Suite 1150
Indianapolis, Indiana 46204

Attn: Clark Whitmore, and

With copies to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Damian Schaible (Damian.schaible@davispolk.com), Angela Libby
(angela.libby@davispolk.com), Christian Fischer
(christian.fischer@davispolk.com) and Yitz Segal (yitz.segal@davispolk.com).

6.03    More Favorable Terms. To the extent that any Other Forbearance Agreement or other similar agreement entered into by the Operating Partnership or any of its Subsidiaries in respect of the Other Debt Documents, or any amendment to any Other Forbearance Agreement, in each case, entered into on or after the date of this Agreement and during the Forbearance Period, provides any benefit or right (including, without limitation, the benefit of a forbearance period of shorter duration than the Forbearance Period or any fee) to any creditor party thereto that is more favorable than the benefits and rights provided to the Forbearing Holders under this Agreement, taking into account the terms and conditions of the Other Debt Documents or other agreements in effect with such creditor party, this Agreement shall be deemed to be amended so as to cause any such benefit or right to be incorporated into this Agreement concurrently with making any such benefit or right available, and on identical terms as it is made available to any such other creditor.

6.04    Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6.05    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

6.06    Successors and Assigns. This Agreement shall be binding upon each of the Operating Partnership, the Forbearing Holders and their respective successors and assigns, and shall inure to the benefit of each such person and their permitted successors and assigns.

6.07    Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

6.08    Jury Trial Waiver. EACH OF THE OPERATING PARTNERSHIP AND THE FORBEARING HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.09    Amendment. This Agreement may only be amended or modified in writing by the Operating Partnership and the Threshold Holders; provided that any such amendment (including, without limitation, any extension of the Forbearance Period) may be effectuated through e-mail confirmation.

6.10    Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WASHINGTON PRIME GROUP, L.P.

By: Washington Prime Group Inc., its general partner

By:	/s/ Robert P. Demchak
Name:	Robert P. Demchak
Title:	Executive Vice President, General Counsel and
Secretary

[Signature Page to Forbearance Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[HOLDER]*, as Forbearing Holder

By:
Name:
Title:

* HOLDER SIGNATURES ON FILE WITH REGISTRANT

Aggregate Principal Amount of 2024 Securities held by Forbearing Holder as of the date hereof: